Exhibit 1

JOINT FILNG AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, Allergan, Inc., a Delaware corporation, and Groundhog Acquisition, Inc., a Delaware corporation, agree to the joint filing of (1) an initial beneficial ownership statement on Schedule 13D, including any amendment thereto (the “Schedule 13D”), and (2) any Form 3 or Form 4 that may be required pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, in each case, with respect to the common stock, par value $0.01 per share, of MAP Pharmaceuticals, Inc., a Delaware corporation, and further agree that this Agreement be included as an exhibit to the Schedule 13D.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

Date: January 29, 2013

ALLERGAN, INC.

By:	/s/ Matthew J. Maletta
Name:	Matthew J. Maletta
Title:	Vice President, Associate General Counsel and Secretary

GROUNDHOG ACQUISITION, INC.

By:	/s/ Jeffrey L. Edwards
Name:	Jeffrey L. Edwards
Title:	Vice President and Chief Financial Officer